EXHIBIT 99


                                  PRESS RELEASE


  The Children's Place Reports 2003 First Quarter Financial Results

    SECAUCUS, N.J.--(BUSINESS WIRE)--May 15, 2003--The Children's
Place Retail Stores, Inc. (Nasdaq:PLCE) today reported financial results for the first quarter ended May 3, 2003.

    -- Net sales for the first quarter increased 5% to $181.0 million, compared with $173.0 million a year earlier.

    -- Comparable store sales decreased 13% in the quarter, versus an 11% decrease for the same period last year.

    -- Net income was $5.5 million, versus $15.2 million for the same period in 2002.

    -- Diluted earnings per share were $0.21, compared with $0.56 in the fiscal 2002 period.

    -- The Company opened 19 new stores during the first quarter, including three in Canada.

    "Although our financial results are clearly not at the level we would like to see, we are pleased with the progress we have made in the first quarter. We are encouraged that comparable store sales trended significantly better as the quarter developed," said Ezra Dabah, Chairman and Chief Executive Officer. "Our strategic initiatives are on track and yielding positive results - customer conversion rates are on the rise, units per transaction are increasing and most importantly, the number of comparable store transactions increased 9% in the combined March and April Easter selling season. While encouraged by our early signs of improvement, we remain cautious in our overall business outlook."

    The Children's Place will host a webcast of its first quarter earnings conference call today at 10:00 a.m., Eastern Time. Interested parties are invited to listen to the call at the Company's web site, www.childrensplace.com. An archive of the webcast will be available on the site through Thursday, May 22, 2003.

    The Children's Place Retail Stores, Inc. is a leading specialty retailer of high quality, value-priced apparel and accessories for children, newborn to age ten. The Company designs, contracts to manufacture and sells its products under the "The Children's Place" brand name. As of May 3, 2003, the Company operated 662 stores, including 631 stores in the United States and 31 stores in Canada. The Company also sells its merchandise through its virtual store located at www.childrensplace.com.

    This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children's Place or any other person that the events or circumstances described in such statement are material.


                            (Tables Follow)


               THE CHILDREN'S PLACE RETAIL STORES, INC.
                    CONDENSED STATEMENTS OF INCOME
               (In thousands, except per share amounts)
                             (Unaudited)

                                                  13 Weeks Ended:
                                                  ---------------
                                             May 3, 2003   May 4, 2002
                                             -----------   -----------
Net sales                                    $  181,010    $  173,047
Cost of sales                                   111,120        93,919
                                             -----------   -----------

Gross profit                                     69,890        79,128
Selling, general and administrative expenses     51,391        46,373
Depreciation and amortization                     9,528         8,270
                                             -----------   -----------

Operating income                                  8,971        24,485
Interest (income) expense, net                      (93)         (246)
                                             -----------   -----------

Income before income taxes                        9,064        24,731
Provision for income taxes                        3,535         9,523
                                             -----------   -----------

Net income                                   $    5,529    $   15,208
                                             ===========   ===========

Basic income per share                       $     0.21    $     0.58

Basic weighted average number
 of shares outstanding                           26,599        26,427

Diluted income per share                     $     0.21    $     0.56

Diluted weighted average number
 of shares outstanding                           26,739        27,348



               THE CHILDREN'S PLACE RETAIL STORES, INC.
                       CONDENSED BALANCE SHEETS
                            (In thousands)


                            May 3, 2003  February 1, 2003  May 4, 2002
                            -----------  ----------------  -----------
                            (Unaudited)                    (Unaudited)
Current assets:

Cash and cash equivalents   $   47,359      $   36,645     $   66,204
Accounts receivable             14,973          13,571         14,439
Inventories                     70,374          75,417         49,772
Other current assets            18,462          19,570         18,295
                            -----------     -----------    -----------

Total current assets           151,168         145,203        148,710

Property and equipment, net    156,846         155,000        149,889
Other assets, net                9,308           9,125          6,145
                            -----------     -----------    -----------

Total assets                $  317,322      $  309,328     $  304,744
                            ===========     ===========    ===========

Current liabilities:

Revolving credit facility   $      442      $        0     $        0
Accounts payable                29,020          30,805         22,072
Accrued expenses and other
 current liabilities            37,784          35,124         37,844
                            -----------     -----------    -----------

Total current liabilities       67,246          65,929         59,916

Other liabilities               15,047          14,391         11,512
                            -----------     -----------    -----------

Total liabilities               82,293          80,320         71,428

Stockholders' equity           235,029         229,008        233,316
                            -----------     -----------    -----------

Total liabilities and
 stockholders' equity       $  317,322      $  309,328     $  304,744
                            ===========     ===========    ===========

    CONTACT: The Children's Place
             Chief Financial Officer
             Seth Udasin, 201/558-2409
             or
             Director, Investor Relations
             Heather Anthony, 201/558-2865